Exhibit 99.2

Portions of the Current Report on Form 8-K filed by GrafTech on September 6, 2005.

        On August 31, 2005, the Compensation Committee authorized the grant of an aggregate of 819,000 shares of restricted stock to employees of the Company pursuant to the GrafTech International Ltd. 2005 Equity Incentive Plan (the “Plan”), which was approved by stockholders on May 25, 2005, as previously reported. The grant was based on advice from an independent compensation consultant and is intended to provide long-term incentives to such employees. Initially, all of the shares are unvested and subject to forfeiture. One-third of the grant will vest on August 31 of each of 2006, 2007 and 2008, so long as the employee continues to be employed by the Company through such August 31. Unvested shares granted to each employee (and not then previously forfeited) also vest upon the occurrence of a change in control of GrafTech (as defined in the Plan). Unvested shares will be forfeited upon termination of employment for any reason (including death, disability, retirement or lay-off). Shares of restricted stock were granted to each officer as follows: 130,000 to Craig Shular, Chief Executive Officer and President; 50,000 to Petrus J. Barnard, Vice President; 50,000 to Corrado F. DeGasperis, Vice President, Chief Financial Officer and Chief Information Officer; 50,000 to Karen G. Narwold, Vice President, General Counsel, Human Resources and Secretary; and 24,000 to John J. Wetula, Vice President. Each of these individuals filed a Form 4 on September 2, 2005 reporting, among other things, such grant.